UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549
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FORM 8-K
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CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (date of earliest event reported): January 20, 2015 (January 13, 2015)

FORESIGHT ENERGY LP

(Exact Name of Registrant as Specified in Charter)
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Delaware	001-36503	80-0778894
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

211 North Broadway Suite 2600 Saint Louis, MO		63102
(Address of Principal Executive Offices)		(Zip Code)

(314) 932-6160

(Registrant’s telephone number, including area code)

(Former Name or Former Address, if Changed Since Last Report)
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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On January 13, 2015, Foresight Energy LP (“Foresight”), and certain of its wholly-owned subsidiaries, entered into a $70 million receivables securitization program.  Under this program, Foresight subsidiaries will sell their customer trade receivables (the “Receivables”), on a revolving basis, to Foresight Receivables LLC, a wholly-owned special purpose subsidiary of Foresight (the “SPV”).  The SPV will then pledge its interests in the Receivables to PNC Bank, National Association and Credit Agricole Corporate and Investment Bank New York, which will either make loans or issue letters of credit to, or on behalf of, the SPV.  The maximum amount of advances and letters of credit outstanding under the program may not exceed $70 million. PNC Bank, National Association will be the Administrator under the program. The scheduled termination date under the program is January 12, 2018.  Foresight will use a portion of the funds made available pursuant to the securitization program to pay down a portion of the outstanding amounts due under its revolving credit facility.

Foresight will provide a guaranty of performance in respect of the obligations of its subsidiaries under the program, including obligations in respect of Receivables which do not comply with the requirements and representations under the program.  However, neither Foresight nor its affiliates will guarantee collectability of Receivables or the creditworthiness of obligors thereunder.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: January 20, 2015

FORESIGHT ENERGY LP

By Foresight Energy GP LLC, its general partner

By:	/s/Michael J. Beyer
Michael J. Beyer
President & Chief Executive Officer